Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”), is entered into by and between Landec Corporation (the “Company”) and John Morberg (the “Executive”).
WHEREAS, as of January 19, 2021 (the “Effective Date”), the Executive and the Company wish to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company as its Chief Financial Officer and Secretary.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.POSITION AND DUTIES
(a)Position
Executive will serve as Chief Financial Officer and Secretary of the Company. Executive shall report to the Chief Executive Officer of the Company and will assist the Board of Directors of the Company (the “Board”) in developing and implementing the Company’s ongoing business strategies and objectives. Executive shall have such duties, authority and responsibilities that are commensurate with his position, and such additional powers and duties as are prescribed from time to time by the Board.
(b)Obligations
During the term of his employment, Executive will devote Executive’s full business efforts and time to the Company. For the duration of his employment, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except Executive may, without approval of the Board, serve in any capacity with any civil, educational or charitable organization (“Outside Activity”), provided such services do not interfere with Executive’s obligations to the Company. In the event that the Board believes Executive’s Outside Activity interferes with Executive’s obligations to the Company, the Board shall inform Executive of such interference, and Executive shall have thirty (30) days to cease such Outside Activity.
2.TERM OF EMPLOYMENT
This Agreement covers Executive’s employment with the Company from the Effective Date until terminated pursuant to the terms and conditions of this Agreement (the “Term”).
3.LOCATION
During the Term, Executive will be based at the Company’s executive offices in Santa Maria, California or elsewhere as may be designated from time to time by the Company, and Executive will be expected to travel to the Company’s offices at other locations as needed for the performance of his duties and responsibilities.

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4.COMPENSATION, BENEFITS AND PERQUISITES
(a)Salary
In consideration of services to be rendered by Executive to the Company, Executive will be paid an annual base salary of $410,000 per calendar year during the Term, unless modified by the Compensation Committee of the Board (the “Committee”). The annual base salary that is then in effect (the “Base Salary”) will be earned and paid in equal semi-monthly installments, less any deductions required by law, pursuant to procedures regularly established by the Company.
(b)Annual Incentive Compensation
Executive will participate in the Company’s annual cash bonus plan as it may be modified from time to time (the “Incentive Plan”). Under the terms of the Incentive Plan for fiscal year 2021, Executive’s annual bonus (the target amount (the “Target Bonus”) of which is 55% of Executive’s Base Salary) will be based upon attainment of pre-determined goals established by the Board or the Committee, and Executive’s actual annual bonus (if any) will be pro-rated to reflect the partial fiscal year served. Executive will be eligible to participate in future Incentive Plans (i.e., for fiscal year 2022 and thereafter). Executive will be eligible to participate in any Long Term Incentive Plan adopted by the Company (the “LTIP”). Actual bonus(es) payable will be determined and paid pursuant to the terms of the Incentive Plan and/or the LTIP, but in no event later than the applicable two and one-half (2-1/2) month period for short-term deferrals as provided in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder. The Company reserves the right to modify, amend or discontinue the Incentive Plan or the LTIP at any time, subject to the provisions of Section 5(e)(iv) below.
(c)Equity Incentive Compensation
Executive will be eligible to receive (i) a stock option to purchase 100,000 shares of the Company’s common stock and (ii) a restricted stock unit (“RSU”) award covering 17,500 shares of the Company’s common stock, in each case subject to approval of the Company’s Board of Directors or a subcommittee thereof. The exercise price of the option will be equal to the closing price of the Company’s common stock on the grant date, and the option will vest and become exercisable (i) with respect to one-third of the shares underlying the option on the first anniversary of Executive’s start date and (ii) with respect to the remaining shares in 1/36th installments on each monthly anniversary thereafter, in each case subject to Executive’s continued employment through the applicable vesting date. The RSU award will vest in full on the third anniversary of the start date, subject to Executive’s continued employment through such date. The terms and conditions of the option and the RSU award will be set forth in separate award agreements in forms prescribed by the Company, which will be entered into between Executive and the Company. The option and RSU award will be governed in all respects by the terms and conditions of the applicable award agreement and the Company’s 2019 Stock Incentive Plan. Future grants (if any) may be offered at the discretion of the Company’s Board of Directors (or a subcommittee thereof).

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(d)Benefits
Executive will participate in the Company’s standard medical, life, accident, disability and retirement plans provided to its eligible employees on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and any applicable legal requirements and to the determinations of any person or committee administering such plan or arrangement.
(e)Vacation
Executive shall accrue Company paid vacation in accordance with the Company’s policies and procedures, as may be amended from time to time, and which currently provides for eligibility to accrue up to five weeks of paid vacation per year.
(f)Expenses
The Company will reimburse Executive for travel, lodging, entertainment and other reasonable business expenses incurred by him in the performance of his duties in accordance with the Company’s general policies, as may be amended from time to time, and applicable law.
(g)Relocation
This position may require that Executive to relocate his permanent residence to the Central Coast of California. In such an event, to facilitate this transition, the Company will reimburse Executive for reasonable and necessary relocation and moving expenses. Reimbursement of any such expenses will be made following the Company’s receipt of approved documentation and will be subject to applicable Company policy. Executive and the Company agree that these expenses will not be earned unless and until Executive is continuously, actively employed with the Company through the 18-month anniversary of Executive’s start date, unless such discontinuance of employment is the result of a termination by the Company without Cause, or the result of Executive’s death or disability, or the result of termination by Executive for Good Reason. As such, if Executive voluntarily terminates his employment with the Company (other than due to death or disability or for Good Reason) or Executive’s employment is terminated for Cause prior to completing 18 months of employment, Executive will be required to repay the expenses.
5.TERMINATION OF EMPLOYMENT
(a)Termination Due to Death or Disability
Executive’s employment will terminate automatically upon the death of Executive or when Executive begins to receive benefits under the Company’s Long Term Disability Plan. In such cases, the Company shall pay Executive (in the case of long-term disability) or his estate or a person who acquired the right to receive such payments by bequest or inheritance (in the case of death):

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(i)any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which Executive is entitled through the date of termination, which shall be paid in accordance with applicable law; and

(ii)Executive’s annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which the termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made) and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan (but no later than March 15 of the calendar year following the calendar year in which the termination occurs).

Upon payment of such amounts, the Company’s obligations under this Agreement will then cease.

(b)Termination by Company for Cause

The Company may terminate, without liability, Executive’s employment for Cause (as defined below) at any time and without notice. The Company will pay Executive any earned, but unpaid Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination in accordance with applicable law and thereafter the Company’s obligations under this Agreement will then cease. Executive will not be entitled to any annual incentive award under the Incentive Plan for the fiscal year in which the termination occurs.

Termination shall be for “Cause” if Executive:

(i)    willfully breaches significant and material duties he is required to perform;

(ii)    commits a material act of fraud, dishonesty, misrepresentation or other act of moral turpitude;

(iii)    is convicted of a felony or another crime which is materially injurious to the reputation of the Company;

(iv)    exhibits gross negligence in the course of his employment;

(v)    is ordered removed by a regulatory or other governmental agency pursuant to applicable law; or

(vi)    willfully fails to obey a material lawful direction from the Board or the Company’s Chief Executive Officer.

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(c)Termination by Company Without Cause

The Company may terminate Executive’s employment and this Agreement, at any time, for any reason, without Cause.

If Executive’s employment is terminated by the Company without Cause and not in connection with a “Change in Control” as described in Section 6(a) below, the Company shall:

(1)     pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2)     pay Executive an amount equal to 100% of the Base Salary over the 12-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3)     cause such number of shares subject to any unvested Company stock options and such number of shares subject to any unvested Company restricted stock, restricted stock units or other awards as would have vested over the one-year period beginning on the date of termination to vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable, as of the date of Executive’s termination; provided, that with respect to Company restricted stock units that cliff vest beyond the one-year period beginning on the date of termination, such cliff vesting will be disregarded for these purposes, and, instead, such number of restricted stock units as would have vested monthly over the vesting period from the date of grant until the first anniversary of the date of termination will become vested as of the date of termination;

(4)     pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which the termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan (but no later than March 15 of the calendar year following the calendar year in which the termination occurs); and

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(5)    if Executive timely elects to continue his health coverage pursuant to the federal law commonly referred to as COBRA (“COBRA”) following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earlier of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 5(c)(5);

After payment of the termination benefits described in this Section 5(c), the Company’s obligations under this Agreement will cease.

(d)Voluntary Termination

Executive may terminate his employment at any time by giving the Company one month advanced written notice of such termination. In this event, the Company will pay any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which Executive is entitled through the date of termination in accordance with applicable law, and the Company’s obligations under this Agreement will then cease. Executive will not be entitled to any annual incentive award under the Incentive Plan for the fiscal year in which he terminates his employment.

(e)Termination For “Good Reason”

Executive may also terminate his employment for “Good Reason” upon the occurrence of any one of the following events without the prior written consent of Executive, provided that the Good Reason Payout Trigger (as defined below) is met:

(i)    any assignment to Executive of duties other than those contemplated by this Agreement or typically assumed by a chief financial officer, or which represent a material reduction in the scope and authority of Executive’s position with respect to the Company; provided that any “spin-off” or other distribution of the stock of a subsidiary of the Company (or actions taken in contemplation thereof) shall not be deemed to represent a material reduction in the scope and authority of Executive’s position with respect to the Company;

(ii)    a Company required relocation of Executive’s principal place of work that requires an increase in Executive’s normal commute of more than 35 miles, unless such relocation results from the relocation of the Company’s executive offices;

(iii)    any material reduction in Base Salary; or

(iv)    at such time as the Incentive Plan is approved with respect to any fiscal year, the Target Bonus shall be determined to be an amount which is less than 55% of the Base Salary of Executive.

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For Executive to receive the benefits under this Section 5(e) or Section 6(b) as a result of a termination for Good Reason, all of the following requirements must be satisfied (the satisfaction of such conditions, the “Good Reason Payout Trigger”): (1) Executive must provide notice to the Company of his intent to assert Good Reason for termination within 30 days of the initial existence of one or more of the conditions set forth in clauses (i) through (iv) above; (2) the Company must fail within 30 days (the “Cure Period”) from the date of such notice to remedy such conditions; and (3) if such conditions are not remedied, Executive must resign within 20 days after the end of the Cure Period. If the Company remedies such conditions within the Cure Period, Executive may withdraw his proposed termination or may resign with no benefits under the voluntary termination provision of Section 5(d) above.

If Executive terminates his employment for “Good Reason” other than in connection with a “Change in Control” as described in Section 6(b) below and the Good Reason Payout Trigger has been met, Company shall:

(1)     pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2)     pay Executive an amount equal to 100% of the Base Salary over the 12-month period immediately following the date of termination (or, if higher, at the rate prior to a reduction referred to in clause (iii) above) (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates) with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3)     cause such number of shares subject to any unvested Company stock options and such number of shares subject to any unvested Company restricted stock, restricted stock units or other awards as would have vested over the one-year period beginning on the date of termination to vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable, as of the date of Executive’s termination; provided, that with respect to Company restricted stock units that cliff vest beyond the one-year period beginning on the date of termination, such cliff vesting will be disregarded for these purposes, and, instead, such number of restricted stock units as would have vested monthly over the vesting period from the date of grant until the first anniversary of the date of termination will become vested as of the date of termination;

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(4)    pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which the termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan (but no later than March 15 of the calendar year following the calendar year in which the termination occurs); and

(5)    if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earlier of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 5(e)(5);

After payment of the termination benefits described in this Section 5(e), the Company’s obligations under this Agreement shall cease.

(f)Termination Obligations

Executive acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of employment; provided that if Executive’s employment is terminated pursuant to Sections 5(c), 5(e) or 6, Executive will be allowed to retain his Company laptop computer after the Company removes any and all confidential and proprietary information belonging to the Company. Executive further acknowledges and agrees that all confidential materials and documents, whether written or contained in computer files, electronic storage/iCloud systems or any other media, remain the property of the Company and shall be promptly returned to the Company upon termination of employment, to the extent reasonably practicable for Executive to do so.

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6.CHANGE IN CONTROL

A “Change in Control” shall have the meaning set forth in the Company’s 2019 Stock Incentive Plan, as may be amended from time to time; provided, however, that a Change in Control also shall include (A) the consummation of a merger or consolidation of Curation Foods, Inc. (“Curation”) with or into another entity or any other corporate reorganization if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such transaction is owned by persons who were not stockholders of Curation immediately prior to such transaction, other than the Company or its controlled subsidiaries (or the respective successors), (B) the sale, transfer or other disposition of all or substantially all of the assets of Curation, other than to the Company or its controlled subsidiaries (or their respective successors) or (C) the direct or indirect sale or exchange in a single transaction or series of related transactions of more than 50% of the voting stock of Curation to an entity or person other than the Company or its controlled subsidiaries (or their respective successors.

(a)    Termination by Company Without Cause Following a Change in Control

If, on or within a period of two (2) years subsequent to a Change in Control, Executive’s employment is terminated by the Company without Cause, the Company shall:

(1)     pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2)     pay Executive an amount equal to 100% of the Base Salary, payable over the 12-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3)     cause all shares subject to any unvested stock options and all shares of Company restricted stock, restricted stock units or other awards to immediately vest and, in the case of awards requiring exercise or settlement, become immediately exercisable or settled, as applicable; provided, that with respect to Company equity awards that do not vest solely based on the passage of time, such awards will vest based on the assumption that “target” levels of performance have been achieved, unless otherwise specified in the applicable award agreement;

(4)     pay Executive an amount equal to the Target Bonus, pro-rated by multiplying the Target Bonus by the quotient obtained by dividing (A) the number of days during the fiscal year that Executive was in employment through the date of termination by (B) the total number of days in the fiscal year, payable in a lump sum on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates; and

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(5)     if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earlier of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 6(a)(5).

After payment of the termination benefits described in this Section 6(a), the Company’s obligations under this Agreement shall cease.

(b)    Termination for “Good Reason” Following a Change in Control

If Executive terminates his employment for “Good Reason” on or within a period of two (2) years following a Change in Control, and the Good Reason Payout Trigger has been met, the Company shall:

(1)     pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2)     pay Executive an amount equal to 100% of the Base Salary, payable over the 12-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3)     cause all shares subject to any unvested stock options and all shares of Company restricted stock, restricted stock units or other awards to immediately vest and, in the case of awards requiring exercise or settlement, become immediately exercisable or settled, as applicable; provided, that with respect to Company equity awards that do not vest solely based on the passage of time, such equity awards will vest based on the assumption that “target” levels of performance have been achieved, unless otherwise specified in the applicable award agreement;

(4)     pay Executive an amount equal to the Target Bonus (or, if higher, at the rate prior to a reduction referred to in Section 5(e)(iv) above), pro-rated by multiplying the Target Bonus by the quotient obtained by dividing (i) the number of days during the fiscal year that Executive was in employment through the date of termination by (ii) the total number of days in the fiscal year, payable in a lump sum on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates; and

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(5) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earlier of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 6(b)(5).

After payment of the termination benefits described in this Section 6(b), the Company’s obligations under this Agreement shall cease.

(c)    Effect of Non-Assumption in a Change in Control

Notwithstanding anything to the contrary contained herein, if (i) a Change in Control occurs and Executive remains in continuous employment until immediately prior to a Change in Control and (ii) either (A) Executive’s Company equity-based awards are not continued, converted, assumed, or replaced with a substantially similar award (an “Assumption”) or (B) such awards are Assumed by a successor or survivor entity, or a parent or affiliate thereof, that is not a Publicly-Traded Successor Entity (as defined below), then, immediately prior to the Change in Control, such awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such awards shall lapse. With respect to awards that do not vest solely based on the passage of time, such awards will vest based on the assumption that “target” levels of performance are achieved, unless otherwise specified in the applicable award agreement. The Committee shall determine whether an Assumption of an award has occurred in connection with a Change in Control.
For purposes of this Agreement, “Publicly-Traded Successor Entity” means an entity, the securities of which are not, at the time of such Change in Control, listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market).

(d)    Survival

Notwithstanding anything herein to the contrary, to the extent a Change in Control occurs during the Term, this Section 6 and Sections 7, 8, 9, 10 and such other Sections as are necessary to give effect to such Sections shall survive the expiration of the Term and continue for a period of two (2) years following such Change in Control (or such later period as provided for therein).

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7.PARACHUTE PAYMENTS AND SECTION 409A

(a)    Best Pay Cap

Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including severance benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, Executive’s cash severance benefits under this Agreement shall first be reduced, and any noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    Certain Exclusions

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which Executive has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code, will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)    Compliance with Section 409A

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The payments and entitlements provided for under this Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. The amounts paid pursuant to this Agreement that are intended to qualify for the exemption for separation pay due to an involuntary separation from service shall be paid, consistent with Treasury Regulation Section 1.409A-1(b)(9)(iii)(B), no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) occurs. For purposes of this Agreement, each payment described herein shall be considered a separate payment.

Notwithstanding anything to the contrary in this Agreement, if any payment or entitlement provided for in this Agreement constitutes a “deferral of compensation” (as such term is defined in Section 409A of the Code) (e.g., because such payment would be in excess of the payments subject to an exception described in the immediately preceding paragraph) within the meaning of Section 409A of the Code and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A of the Code as a result of the operation of Section 409A(a)(2)(B)(i) of the Code or Treasury Regulation Section 1.409A-3(i)(2), then any such payment and/or entitlement which would, but for the operation of this Section 7(c), be payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive instead in a lump sum on the first day of the seventh month following the date of Executive’s “separation from service.” For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

To the extent that any payments or reimbursements provided to Executive herein are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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8.RELEASE
Other than with regard to any earned, but unpaid Base Salary and accrued, but unused paid vacation to which Executive is entitled through the date of termination, it shall be a condition to the payment by the Company of the severance benefits payable to Executive under Section 5(c), 5(e) or 6 that Executive signs a general release of all claims in substantially the form set forth in Exhibit A hereto and delivers such signed release to the Company within twenty-one (21) days following the date of termination and allows the release to become effective. No severance benefits will be paid unless and until the release becomes effective.

9.SOLICITATION OF EMPLOYEES AND CONSULTANTS

Executive agrees that during the term of his employment, and for a period of two (2) years thereafter, Executive shall not either directly or indirectly solicit, any employees or consultants of the Company or any of its subsidiaries to terminate their relationship with the same, or attempt to solicit employees or consultants of the Company or any of its subsidiaries, either for Executive or for any other person or entity.

10.CONFIDENTIAL INFORMATION
Executive agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board, any Confidential Information of the Company and agrees to abide by the terms of his Confidential Information and Invention Assignment Agreement with the Company. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, supplies, customer lists, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Executive during the term of this Agreement. Executive understands that Confidential Information also includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

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11.ASSIGNMENT
Executive’s rights and obligations under this Agreement may not be assigned, and any attempted assignment shall be null and void. The Company may assign this Agreement, but only to a successor or affiliated organization.
12.NOTICES
All notices referred to in this Agreement shall be in writing and delivered to the Company at its principal address, 5201 Great America Parkway, Suite 232, Santa Clara, CA 95054, or to Executive at his home address.
13.ENTIRE AGREEMENT
The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that, except as set forth in the Confidential Information and Invention Assignment Agreement (the “CIIA Agreement”), this Agreement shall constitute the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. The parties further intend that the CIIA Agreement and Sections 8, 9 and 10 of this Agreement and such other Sections as are necessary to give effect to those Sections shall survive the termination of this Agreement and/or Executive’s employment.
14.AMENDMENTS AND WAIVERS
This Agreement may not be modified, amended or terminated except in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof.
15.SEVERABILITY AND ENFORCEMENT
If any provision of this Agreement or portion thereof is found to be invalid, unenforceable or void, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Agreement, and all remaining provisions remain valid, enforceable, and in full force and effect.
16.GOVERNING LAW
This Agreement shall be interpreted and construed in compliance with the laws of the State of California without regard to its conflict of law principles, unless a superseding Federal law is applicable and except as otherwise provided in Section 18(b).

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17.WITHHOLDING
All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
18.ARBITRATION
(a)The Company and Executive agree that, to the fullest extent permitted by law, any and all disputes, claims or controversies arising out of the terms of this Agreement, Executive’s employment or Executive’s compensation and benefits, or their interpretation, will be subject to binding arbitration in San Francisco, California before the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, which are available at www.adr.org, (or by any other arbitration provider mutually agreed by the parties) by one arbitrator selected in accordance with said rules. Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation or stock options, and common law claims, as well as claims based on any federal, state or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration. The parties shall be entitled to more than minimal discovery and the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitation and the same remedies that would apply if the claims were brought in a court of law.
(b)The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California without reference to conflicts of law principles.
(c)Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of this Agreement. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief, including but not limited to temporary and permanent injunctive or other equitable relief.
(d)The Company and Executive agree that the prevailing party in any arbitration will be entitled to enforce the arbitration award in a court of competent jurisdiction. The Company and Executive understand and agree that this Agreement, and specifically this Section 18, constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this Section 18.

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(e)In the event of any litigation of any controversy or dispute arising out of or in connection with this Agreement, its interpretations, its performance or the like, the prevailing party shall be awarded reasonable attorneys’ fees and/or costs. The Company agrees to pay the costs unique to arbitration, including without limitation AAA administrative fees, arbitrator compensation and expenses, and costs of witnesses called by the arbitrator (“Arbitration Costs”). Except to the extent set forth above, each party shall bear his or its own expenses, such as expert witness fees, attorneys’ fees and costs.
19.PROTECTED RIGHTS
Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prohibits Executive from filing a charge with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any governmental agency or entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing non-privileged documents or other information, without notice to Executive. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a governmental agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

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This Executive Employment Agreement was executed as of January 18, 2021.
COMPANY:
LANDEC CORPORATION
By: /s/ Albert Bolles
Name: Albert Bolles
Title: President and Chief Executive Officer

EXECUTIVE:
JOHN MORBERG
/s/ John Morberg

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Exhibit A

General Release (the “Release”)

In exchange for good and valuable consideration, and intending to be legally bound by this Release, I, the undersigned, agree as follows:

1.GENERAL RELEASE

I agree, on behalf of myself and my heirs, representatives, successors, and assigns, to release the Company, its parents, subsidiaries, divisions, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, servants, attorneys, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, demands, causes of action, liabilities, suits, judgments, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which I ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date I sign this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon my signing of this Release, with the exception of (i) any claims which cannot legally be waived by private agreement; and (ii) any claims which may arise after the date I sign this Release. This general release includes, but is not limited to, any and all claims whether based in equity, law or otherwise, including without limitation any federal, state, or local statute, code, regulation, rule, ordinance, constitution, order, or at common law. This general release includes, but is not limited to, any and all claims, related in any way to my employment with the Company and/or its predecessors, the termination of that employment), including but not limited to, any and all tort claims, contract claims, claims or demands related to stock, stock options or any other ownership interests in the Company, fringe benefits, severance pay wages, incentive compensation, bonuses, and other remuneration. My acceptance of this Release also releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I understand that I should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 1. Notwithstanding anything herein to the contrary, nothing in this Release shall be construed in any way to release (a) the Company’s post-employment obligations under the Executive Employment Agreement by and between me and the Company, dated as of January ___, 2021 (the “Employment Agreement”); (b) the Company’s obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; or (c) workers’ compensation benefits, unemployment compensation benefits, or any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights I might have under federal and/or state law. This release does not limit or restrict my right under the ADEA to challenge the validity of this release in a court of law.

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(a)Waiver of California Civil Code Section 1542
I also acknowledge that I have been advised of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him or her would have materially affected his or her settlement with the debtor or released party.

I agree that I am waiving any and all rights I may have under California Civil Code Section 1542 with respect to the general release of claims in Paragraph 1 of this Release. In connection with this waiver, I acknowledge that I may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which I may now know or believe to be true, with respect to the claims released pursuant to Paragraph 1. Nevertheless, I intend to and do by this Release, fully, finally and forever, in the manner described in Paragraph 1, all such claims as provided therein. This Release shall constitute the full and absolute release of all claims and rights released in this Release, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.

(b)Release of Claims Under the ADEA; Consideration & Revocation Period
(i)ADEA Claims Released. I understand that the general release set forth in Paragraph 1 above includes a release of any claims I may have, if any, against the Released Parties under the ADEA. I understand that my waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date I sign this Release and I am not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
(ii)Consideration Period. I acknowledge that I have been given a period of at least twenty-one (21) days from the date this Release was initially delivered to me to decide whether to sign this Release (the “Consideration Period”). If I decide to sign this Release before the expiration of the Consideration Period, which is solely my choice, I represent that my decision is knowing and voluntary. I agree that any revisions made to this Release after it was initially delivered to me were either not material or were requested by me, and do not re-start the Consideration Period. I have been advised to consult with an attorney of my own choosing prior to signing this Release.
(iii)Revocation Period; Effective Date. I understand that I may revoke this Release within seven (7) days after I have signed it (the “Revocation Period”). This Release shall not become effective or enforceable until the eighth (8th) day after I sign this Release without having revoked it (the “Effective Date”). In the event I choose to revoke this Release, I must notify the Company in writing in accordance with Section 12

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of the Employment Agreement and directed to the Chief Executive Officer of the Company in which case this Release shall have no force or effect.
2.REPRESENTATIONS & WARRANTIES
By signing below, I represent and warrant as follows:
(a)There are no pending complaints, charges or lawsuits filed by me against any of the Released Parties.
(b)I am the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 1, above, and I have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
(c)I have been properly paid for all hours worked, and I have received all compensation due through my last date of employment with the Company.
(d)The Company has reimbursed me for all Company-related expenses incurred by me in direct consequence of the discharge of my duties, or of my obedience to the directions of the Company.
(e)The Company has not denied me the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.
(f)I have not suffered or incurred any workplace injury in the course of my employment with the Company, other than any injury that was made the subject of a written injury report before I signed this Release.
(g)I confirm that the Confidential Information and Invention Assignment Agreement and Sections 7, 8, 9 and 10 of the Employment Agreement and such other Sections as are necessary to give effect to those Sections survive the termination of the Employment Agreement, my employment, and my execution of this Release.
3.MISCELLANEOUS
(a)Notwithstanding any other provision of this Release, nothing contained in this Release prohibits me from filing a charge with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Release does not limit my ability to communicate with any governmental agency or entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing non-privileged documents or other information, without notice to me. Pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government

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official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude me from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If I am required to provide testimony, then unless otherwise directed or requested by a governmental agency or law enforcement, I will notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
(b)All defined terms in this Release are as defined in the Employment Agreement unless otherwise provided herein.
(c)I agree and acknowledge that the Employment Agreement provides me with benefits from the Company which, in their totality, are greater than those to which I otherwise would be entitled.
(d)Nothing in the Employment Agreement or this Release should be construed as an admission of wrongdoing or liability on the part of the Company or the other Released Parties, who expressly deny any liability whatsoever.
(e)This Release and its interpretation shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of law principles.
(f)If any provision of this Release or portion thereof is found to be invalid, void or unenforceable, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Release, and all remaining provisions, remain valid, enforceable, and in full force and effect.
(g)Each of the Released Parties is an intended third-party beneficiary of this Release having full rights to enforce this Release.
(h)A facsimile or scanned (e.g., .PDF, etc.) signature on this Release shall be deemed to be an original.
By signing this Release, I acknowledge that I do so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Release, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.

John Morberg

_____________________________
Dated: _____________, 20__

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